Exhibit 99.1

PRESS RELEASE	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Steven L. Brink Chief Financial Officer (714) 889-2200
FOR IMMEDIATE RELEASE
	Investor Relations:	James Palczynski/Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

QUIKSILVER, INC. REPORTS 2003 SECOND QUARTER OPERATING RESULTS

— Consolidated Sales Increase 40% —
— Earnings Per Share increase 43% to $0.40
— Fall Bookings Increase 11% —

     HUNTINGTON BEACH, CALIFORNIA, JUNE 5, 2003 - - - Quiksilver, Inc. (NYSE:ZQK), today announced operating results for the second quarter ended April 30, 2003.

     Consolidated net sales for the second quarter of fiscal 2003 increased 40% to $262.2 million as compared to fiscal 2002 second quarter consolidated net sales of $187.4 million. Consolidated net income for the second quarter of fiscal 2003 was $22.6 million as compared to $13.5 million. Second quarter, fully diluted earnings per share was $0.40 versus $0.28 for the second quarter of fiscal 2002.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, commented, “We are very pleased to have increased our top and bottom line by 40% and 43%, respectively, during the quarter. We experienced solid growth in each of our main categories and territories, with particular strength in Europe. The positive momentum we have experienced in the first two quarters of fiscal 2003 is encouraging, and we believe we are well positioned to continue our success in the second half of the year.”

     Net sales in the Americas increased 15% during the second quarter of fiscal 2003 to $127.5 million as compared to fiscal 2002 second quarter net sales of $111.2 million. As measured in U.S. dollars and reported in the financial statements, European net sales increased 45% during the second quarter of fiscal 2003 to $108.5 million as compared to fiscal 2002 second quarter European net sales of $74.8 million. As measured in euros, European net sales

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2003 Second Quarter
June 5, 2003 — Page 2

increased 18% for those same periods. Excluding the newly added Asia/Pacific division, overall Fall bookings increased 11% over the previous year.

     Mr. McKnight continued, “Our strong bookings trend for fall, despite a generally challenging market environment, gives us comfort with our forecasts for the remainder of the year. We believe that it reflects the compelling nature of our lifestyle brand, the timeliness of our product designs, and the effectiveness of our global marketing activities.”

     Consolidated inventories increased 58% to $120.8 million at April 30, 2003 from $76.3 million at April 30, 2002. Consolidated trade accounts receivable increased 32% to $227.0 million at April 30, 2003 from $171.7 million at April 30, 2002. Inventory growth was 49% on a constant dollar basis. Inventories in the Americas and Europe grew 36% on a constant dollar basis with the new Asia/Pacific division accounting for the balance of the growth. Accounts receivable grew more slowly than sales as average days sales outstanding decreased about five days.

     Bernard Mariette, President of Quiksilver Inc., commented, “After a series of successful mergers and acquisitions over the past year, our main focus is to now further harmonize the various aspects of our operating platform in order to unlock additional synergies, efficiencies and incremental growth opportunities. We now have the right pieces in place and a world-class management team to execute our long-term strategy. We remain committed to maximizing our leadership position around the globe.”

     Mr. McKnight concluded, “Our consistent performance is the result of prudent planning and effective execution. It also underscores the strength of our business model and the validity of our multi-brand, multi-channel operating strategy. We are becoming, on many levels, a truly global lifestyle company, and we are dedicated to capitalizing on the many opportunities this posture has created for our company.”

2003 Second Quarter
June 5, 2003 — Page 3

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle-driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel for young men and young women under the Quiksilver, Roxy, Raisins, and Radio Fiji labels. Quiksilver also manufactures apparel for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, Supernatural Mfg. and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops and specialty stores that provide an authentic retail experience for our customers.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com, http://www.roxy.com, and http://www.fidragolf.com

2003 Second Quarter
June 5, 2003 — Page 4

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended April 30,

In thousands, except per share amounts	2003	2002

Revenues	$262,210	$187,423
Cost of goods sold	143,627	111,684

Gross profit	118,583	75,739
Selling, general and administrative expenses	81,374	51,569

Operating income	37,209	24,170
Interest expense	2,107	2,287
Foreign currency loss	264	356
Other expense	97	55

Income before provision for income taxes	34,741	21,472
Provision for income taxes	12,111	8,009

Net income	$22,630	$13,463

Net income per share	$0.42	$0.29

Net income per share, assuming dilution	$0.40	$0.28

Weighted average common shares outstanding	54,514	46,608

Weighted average common shares outstanding, assuming dilution	56,846	48,826

2003 Second Quarter
June 5, 2003 — Page 5

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Six Months Ended April 30,

	2003	2002

Revenues	$454,290	$334,382
Cost of goods sold	254,199	203,863

Gross profit	200,091	130,519
Selling, general and administrative expense	149,799	98,752

Operating income	50,292	31,767
Interest expense	4,223	4,715
Foreign currency loss	815	362
Other expense	264	215

Income before provision for income taxes	44,990	26,475
Provision for income taxes	15,792	9,926

Net income	$29,198	$16,549

Net income per share	$0.55	$0.36

Net income per share, assuming dilution	$0.53	$0.34

Weighted average common shares outstanding	53,196	46,506

Weighted average common shares outstanding, assuming dilution	55,558	48,308

2003 Second Quarter
June 5, 2003 — Page 6

CONSOLIDATED BALANCE SHEETS (Unaudited)

	April 30, 2003	October 31, 2002

Amounts in thousands

ASSETS
Current assets:
Cash and cash equivalents	$21,388	$2,597
Trade accounts receivable, less allowance for doubtful accounts of $8,155 (2003) and $6,667 (2002)	227,028	168,237
Other receivables	7,264	7,415
Inventories	120,775	95,872
Prepaid expenses and other current assets	28,314	20,708

Total current assets	404,769	294,829
Property and equipment, net	90,340	73,182
Intangibles, net	60,820	51,134
Goodwill	101,891	26,978
Other assets	7,032	4,466

Total assets	$664,852	$450,589

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$105,388	$32,498
Accounts payable	52,321	47,279
Accrued liabilities	35,281	40,137
Current portion of long-term debt	18,669	10,680
Income taxes payable	6,414	3,717

Total current liabilities	218,073	134,311
Long-term debt	46,872	43,405
Deferred income taxes	3,360	—

Total liabilities	268,305	177,716
Stockholders’ equity:
Preferred stock	—	—
Common stock	563	247
Additional paid-in capital	148,386	66,769
Treasury stock	(6,778)	(6,778)
Retained earnings	248,236	219,038
Accumulated other comprehensive income(loss)	6,140	(6,403)

Total stockholders’ equity	396,547	272,873

Total liabilities & stockholders’ equity	$664,852	$450,589

2003 Second Quarter
June 5, 2003 — Page 7

Information related to geographic segments is as follows:

	Three Months Ended April 30,

Amounts in thousands	2003	2002

Revenues:
Americas	$127,537	$111,215
Europe	108,464	74,754
Asia/Pacific	25,557	—
Corporate Operations	652	1,454

	$262,210	$187,423

Gross Profit:
Americas	$54,925	$40,371
Europe	51,590	33,914
Asia/Pacific	11,416	—
Corporate Operations	652	1,454

	$118,583	$75,739

SG&A Expense:
Americas	$37,298	$28,720
Europe	30,409	19,890
Asia/Pacific	7,603	—
Corporate Operations	6,064	2,959

	$81,374	$51,569

Operating Income:
Americas	$17,627	$11,651
Europe	21,181	14,024
Asia/Pacific	3,813	—
Corporate Operations	(5,412)	(1,505)

	$37,209	$24,170